  Exhibit 99.2
NOVUSTERRA INC.

CHARTER OF THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS

(Adopted as of April 15th, 2021)

The Board of Directors (the “Board”) of Novusterra Inc., a Florida corporation (the “Company”), has established the Compensation Committee of the Board (the “Committee”) with the authority, responsibility, and specific duties as described in this Compensation Committee Charter (this “Charter”).

I. Purpose

The purpose of the Committee shall be to (i) assist the Board in the oversight of the Company’s executive officer and director compensation programs, (ii) discharge the Board’s duties relating to administration of the Company’s incentive compensation and any other stock- based plans, and (iii) act on specific matters within its delegated authority, as determined by the Board from time to time.

II. Membership

The members of the Committee (each, a “Member”) shall be appointed by the Board and shall consist of at least two Independent members of the Board as defined in NASDAQ Listing Rule 5605(a)(2). Each other Member shall not be required to qualify as an “independent director” for so long as the Company is a “controlled company” as defined in NASDAQ Listing Rule 5615(c)(1).

The Members shall serve until their successors shall be duly appointed and qualified, or until a Member ceases to be a Board member, if earlier. The Board may remove any Member at any time with or without cause. No Member shall be removed except by majority vote of the Board. One Member shall act as Chairman and be designated as such by the Board. Any vacancy on the Committee shall be filled by majority vote of the Board at the next meeting of the Board following the occurrence of the vacancy or by resolution of the Board.

III. Meetings and Procedures

The Committee shall meet at the request of the Chairman, two or more members of the Committee, or the Chairman of the Board, and shall meet as often as circumstances dictate, but in any event at least quarterly. Meetings of the Committee may be in person, by conference call or video or by unanimous written consent. Meetings of the Committee will be held at such time and place, and upon such notice, as the Chairman may from time to time determine, but the preferred method must be a conference call to control costs. The Committee will maintain minutes of its meetings, which shall be kept in the books and records of the Company.

A majority of the Members shall constitute a quorum. The Committee will act on the affirmative vote of a majority of Members present at a meeting in which a quorum is present. The Committee may also act by unanimous written consent in lieu of a meeting. In the absence of the Chairman during any Committee meeting, the Committee may designate a Chairman pro tempore.

The Committee may invite any consultant, outside legal counsel, member of the Board, officer or employee of the Company to attend meetings of the Committee as the Chairman considers appropriate. Those in attendance may observe meetings of the Committee, but may not participate in any discussion or deliberation unless invited to do so by the Committee, and in any event are not entitled to vote. The Committee shall have access to professional advice from employees of the Company and from any external advisors (including, but not limited to, consultants and outside legal counsel).

Subject to the Company’s Corporate Governance Guidelines and other policies, Members will be reimbursed by the Company for all reasonable expenses incurred in connection with their duties as Members.

IV. Authority and Responsibilities

The Committee shall have the following responsibilities in carrying out its oversight function:

1.
The Committee has general oversight responsibility for the Company’s executive compensation plans, policies and programs and administration of the Company’s incentive compensation and other stock-based plans.

2.
The Committee shall review and approve on at least an annual basis corporate goals and objectives with respect to compensation for the Company’s Chief Executive Officer, President, Chief Financial Officer (or other principal financial officer), Chief Operating Officer (or other principal operating officer) and other senior financial officers that the committee sees fit (collectively, the “Senior Officers”). The Committee shall evaluate at least once a year the performance of the Senior Officers in light of the established goals and objectives set in conjunction with consultation of the Chief Executive Officer (CEO) and, based upon these evaluations, the Committee shall recommend to the Board the annual compensation of the Senior Officers, including salary, bonus, incentive and equity compensation. The Senior Officers shall not be present during such evaluation by the Committee.

3.
The Committee shall review the Company’s incentive compensation and other stock- based plans and recommend new plans and changes in existing plans to the Board as needed.

4.
The Committee shall review on at least an annual basis director compensation and make a recommendation to the Board regarding the form and amount of director compensation.

5.
The Committee shall meet with management to review and discuss the Compensation Discussion and Analysis (the “CD&A”) to be included in the Company’s proxy statement or other applicable filings required by the Securities and Exchange Commission (the “SEC”).

6.
The Committee shall conduct an annual evaluation of the performance of its duties under this Charter and present the results of the evaluation to the Board. The Committee shall conduct this evaluation in such manner as it deems appropriate.

The Committee shall periodically review the Committee’s Charter, structure, processes and membership requirements and submit any proposed changes to the Board.

V. CONTROLLED COMPANY DISCLOSURE

For so long as the Company is a “controlled company” (as defined in NASDAQ Listing Rule 5615(c)), the Company shall provide the disclosure required by Item 407(a) of Regulation S-K in its proxy statement or Form 10-K, as applicable, including that the Company is not in compliance with NASDAQ Listing Rule 5605(d)(2) and is relying on the “controlled company” exemption with respect to the membership of its Committee, along with the basis on which the Company has concluded that this exemption is available to it. Following such time that the Company is no longer a “controlled company” as defined in NASDAQ Listing Rule 5615(c)(1), the Board shall revise this Charter to ensure that the Charter complies with the requirements of NASDAQ and the SEC.

* * *

While the Committee Members have the duties and responsibilities set forth in this Charter, nothing contained in this Charter is intended to create, or should be construed as creating, any responsibility or liability of the Committee members, except to the extent otherwise provided under applicable federal or state law. Further, nothing in this Charter is intended to preclude or impair any protections provided in any sections of Florida general corporation law, or any jurisdiction in which the Company does business, for good faith reliance by Committee Members on reports or other information provided by others.